Exhibit 10.3
SYSCO CORPORATION
2007 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Under the terms and conditions of the Sysco Corporation 2007 Stock Incentive Plan (the “Plan”), a copy of which is incorporated into this Agreement by reference, Sysco Corporation (the “Corporation” or “Sysco”) grants to Kenneth F. Spitler (the “Grantee”) 75,822 restricted shares of the Corporation’s Common Stock, $1.00 par value (the “Stock Award”).
The Stock Award will vest as follows:
25,274 shares on January 17, 2010;
25,274 shares on January 17, 2011; and
25,274 shares on January 17, 2012.
The attached Terms and Conditions of Stock Award describes withholding of taxes on your award, transferability of your award, what happens if you cease to be employed by Sysco before your Stock Award vests, where to send notices and other matters.
By accepting this Stock Award, you accept and agree to be bound by all of the terms and conditions of the Plan and Terms and Conditions of Stock Award, and you acknowledge receipt of the Plan and the Plan Prospectus dated November 9, 2007, which contains important information, including a discussion of federal tax consequences, and Sysco’s 2008 Annual Report to Shareholders. In the event of any conflict between the terms of this Stock Award and the Plan, the Plan will control.
Granted on January 17, 2009.

SYSCO CORPORATION	GRANTEE

/s/ Michael C. Nichols	/s/ Kenneth F. Spitler

Michael C. Nichols Sr. Vice President, General Counsel and Corporate Secretary	Print Name: Kenneth F. Spitler
Date: 1/17/09	Date: 1/22/09

TERMS AND CONDITIONS OF STOCK AWARD
Please carefully review all of the provisions of the Plan. In addition to the conditions set forth in the Plan, the vesting of your Stock Award is contingent upon satisfying the terms and conditions set forth in this document.
Effect of Termination of Employment. You must be employed by Sysco or one of its Subsidiaries or Affiliated Companies on the applicable vesting date to be entitled to the vesting of your Stock Award on such date. If you cease to be employed by any of Sysco, its Subsidiaries or Affiliated Companies for any reason, (including, without limitation, by reason of death, disability or retirement), then the portion of your Stock Award which has not vested as of the date of termination of employment shall automatically be forfeited and cancelled as of the date of such termination of employment.
Stock Award Share Certificates. Certificates representing the shares of Common Stock to be issued pursuant to the Stock Award, along with a stock power endorsed in blank by you, shall be issued in your name and shall be held by Sysco until the Stock Award is vested or forfeited as provided herein. Upon vesting of your Stock Award, Sysco shall promptly deliver to you a certificate or certificates representing the shares as to which the Stock Award has vested free of the restrictions described in the following section. Each certificate of Common Stock awarded hereunder shall contain the following legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the SYSCO Corporation 2007 Stock Incentive Plan and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Sysco Corporation.
Rights with Respect to Stock Award Prior to Vesting. You may not transfer your Stock Award or the shares to be issued hereunder prior to vesting. Once this Stock Award vests, you will receive transferable certificates representing the vested portion. Prior to vesting, you are entitled to all other rights as a shareholder with respect to the shares underlying the Stock Award, including the right to vote such shares and to receive dividends and other distributions, if any, payable with respect to such shares after the Grant Date.
Withholding. Whenever Sysco proposes, or is required, to distribute shares to you or pay you dividends with respect to the unvested portion of your Stock Award, Sysco may either: (a) require you to pay to Sysco an amount sufficient to satisfy any local, state, Federal and foreign income tax, employment tax and insurance withholding requirements prior to the delivery of any payment or Stock certificate owing to you pursuant to the Stock Award; or, in its discretion, (b) reduce the number of shares to be delivered to you by that number of shares of the Stock Award sufficient to satisfy all or a portion of such tax withholding requirements, based on the fair market value of the Stock Award as determined under the Plan.
Not an Employment Agreement. By accepting this Stock Award, you acknowledge and agree that nothing contained herein shall be deemed an offer of employment to you, or a contract of employment or a promise of continued employment by or with the Corporation or any Subsidiary or Affiliated Company.
Notices. All notices delivered pursuant to the Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):

To Sysco:	Sysco Corporation
1390 Enclave Parkway
Houston, TX 77077-2099
Attention: Michael C. Nichols

To Grantee:	The address set forth in the Agreement
Miscellaneous. Failure by you or Sysco at any time or times to require performance by the other of any provisions in the Agreement will not affect the right to enforce those provisions. Any waiver by you or Sysco of any conditions or of any breach of any term or provision in the Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of the Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and the Agreement shall be deemed to be amended automatically to exclude the offending provision. The Agreement shall be subject to and governed by the laws of the state of Texas. No change or modification of the Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. The Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each section of the Agreement are for convenience only. The Agreement, together with the Plan, contains the entire Agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.

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